 Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Acquires Majority Interest In Docupace Technologies

Investment Leverages Docupace Solutions to Provide Financial Advisors with Streamlined New Business
Processing, Client On-Boarding and Document Storage and Retrieval Solutions

NEW YORK, September 18, 2014 -- RCS Capital Corporation ("RCAP" or the "Company") (NYSE: RCAP) announced today that it has entered into an agreement to acquire a majority interest in Docupace Technologies (Docupace), a pioneer in providing integrated, electronic processing technologies and systems for financial institutions and wealth management firms. The terms of the transaction were not disclosed.

Founded in 2002, Docupace offers technology solutions that enable broker-dealers to connect systems, documents and data seamlessly to drive cost savings, efficiency and compliance oversight. Docupace’s core offering, a Straight-Through-Processing platform called ePACS®, is currently used by over 500 clients comprising 70,000 individual users, including some of the largest broker-dealers in the industry. ePACS® is the first and leading web-based processing system to be fully compliant with Securities and Exchange Commission and Financial Industry Regulatory Authority regulations.

“We are pleased to announce this pending investment in Docupace Technologies,” said Michael Weil, RCAP’s President. “Docupace is leading the financial services industry’s evolution to secure, compliant end-to-end electronic processing, which enables broker-dealers to streamline their workflow with a fully integrated document management technology solution. This synergistic investment provides RCAP with a new, scalable and recurring revenue stream and will allow us to further leverage Docupace’s solutions, which are designed to increase efficiency by reducing operational costs and delivering enhanced compliance oversight. We are confident that the Docupace platform will continue to provide significant benefits not only to our network of financial advisors and their clients, but also to our wholesale distribution business and the broader financial services industry. We look forward to supporting Docupace’s strong management team as they continue to provide their growing customer base with industry leading products.”

Larry Roth, CEO of Cetera Financial Group, added, “This announcement demonstrates our commitment to providing our network of financial advisors with the best-in-class tools and opportunities necessary to create value in their businesses and for their clients. The more than 9,700 financial advisors in the Cetera Financial Group retail advice network, many of whom are existing Docupace customers, will benefit from this streamlined new business processing, client on-boarding and document storage and retrieval solutions. This is an exciting acquisition that is part of the broader significant investment we are making in the technologies and services that will elevate RCAP’s offerings in the retail advisory sector.”

"The investment from RCAP will provide Docupace with the necessary capital, expertise and resources to further expand its product suite and market share,” stated Docupace President & CEO, Michael Pinsker. “I am excited about the growth this investment will enable. Docupace is now better positioned than ever to deliver the highest quality workflow systems and services solutions to its current and future customer base. I look forward to working with the entire RCAP team as we continue to develop new products to streamline business processes and grow our business to better serve our customers."

As part of this investment, RCAP will continue to integrate Docupace products across its broker-dealer network to increase efficiencies and streamline workflow processes, which it expects will drive meaningful cost savings and top-line growth while at the same time supporting Docupace’s expansion across the financial industry.

Michael Pinsker will remain President & CEO of Docupace and he and the Docupace management team will continue to lead the day-to-day operations of the business.

Docupace’s proven, tested and patent-pending solutions include:

ePACS® compliant paperless processing platform

•	Universal account opening
•	Centrally administered and built for self-service
•	Universal access controlled by hierarchal security
•	Turnkey broker dealer deployment in as little as 90 days
•	Advisor transitions and data conversion services

Technology and Infrastructure

•	Proven delivery methodology
•	Designed for ease of integration
•	World class technology
•	Next Gen data centers, EMC, and 100% uptime

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP's business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About Docupace Technologies

Based in Los Angeles, Docupace Technologies (Docupace) is the premier provider of secure and compliant electronic processing platform for financial institutions and the wealth management industry. The company created and implemented the financial industry's first web-based SEC/FINRA compliant Straight-Through-Processing (STP) technology service. The company’s document management and workflow solutions simplify the process of capturing, organizing, routing and accessing information. Docupace was first-to-market with patent-pending technologies that serve the largest financial service providers and their advisors who, driven by increased levels competition, privacy issues, document protection and government regulation, are adopting the company’s document management and workflow solutions in order to sustain profitability and audit-risk assurance. For more information, visit www.docupace.com.

Forward-Looking Statements

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to close this transaction and other pending aquistions and integrate businesses acquired in recent and pending acquisitions into its existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
(484) 342-3600	(866) 904-2988

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135

For Docupace Stefan Pollack//Daniel Atwater The Pollack PR Marketing Group Ph: 310-556-4443 spollack@ppmgcorp.com datwater@ppmgcorp.com